FOR IMMEDIATE RELEASE
January 13, 2004

Public Company Management Corporation Names William Ross to Advisory Board

LAS VEGAS, NV – Public Company Management Corporation (OTC BB: PUBC) has announced that William Ross of Public Securities has joined the company’s advisory board.

Since purchasing the firm in 1986, Mr. Ross has been the principal of Public Securities, Inc., a financial services, brokerage, and market making firm located in Spokane, WA.  Public Securities, Inc. (market maker ID PBLC) makes just shy of 200 markets in OTCBB and Pink Sheet stocks, specializing in starting companies on either or both quotation mediums through the 211 process.  Mr. Ross holds NASD Series 7, 63, 24, 27, 4, 53, 55.  In order those are: general securities, state securities, general principal, financial principal, options principal, municipal principal, and trading.  Mr. Ross also served on the West Coast continuing Education Committee for 2+ years, served on an advisory board to the OTC Bulletin Board, and served on Advisory Board to Bulletin Board Exchange while it was proposed.

“Mr. Ross’s niche focus on making markets and filing Form 211 on behalf of newly formed OTC BB and Pink Sheets issues brings significant value to our advisory board,” noted Stephen Brock, CEO and President of Public Company Management Corporation.  “His esteemed reputation in the industry will be a tremendous asset to PCMC as well as to our clients.”

“PCMC is doing a tremendous job of bringing proven best practices to OTC BB companies, not only to its own clients but to the whole market through their white papers,” stated Ross.  “I’m happy to be contributing to that body of knowledge and to PCMC’s success in building a business around that.”

About Public Company Management Corporation
PCMC helps business owners create liquidity for investors and long-term value for their companies, shareholders and partners by participating in public capital markets.  PCMC supports the full lifecycle of entering the public market through its various subsidiaries:

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Education - Pubco White Papers (www.PubcoWhitePapers.com) hosts a comprehensive body of knowledge on private and public equity markets.

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Registration and listing – Go Public Today (www.GoPublicToday.com) provides a complete solution to help small companies register securities for public offerings and obtain a listing on the OTCBB.

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Regulatory compliance - Public Company Management Services (www.PCMS-Team.com) assists new and existing public companies in negotiating the new complexities of maintaining a public company and creating sustainable and affordable compliance processes.

PCMC leads by example, demonstrating to current and future clients best practices in taking a company public, investor relations, public relations, regulatory compliance, and raising capital.

Contact:
Stephen Brock, President/CEO
702.222.9076
info@PublicCompanyManagement.com

www.PublicCompanyManagement.com